EXHIBIT 10.2
SHAREHOLDERS AGREEMENT DATED SEPT 2009

STOCKHOLDERS RIGHTS AGREEMENT

THIS INVESTORS' RIGHTS AGREEMENT (this "Agreement") is made as of September 7, 2009, by and among New Air, Inc., a Maryland corporation (the "Corporation"); and the stockholders of the Corporation listed on Schedule 1 hereto (collectively, the "Holders" and individually, a "Holder").

W I T N E S S E T H:

WHEREAS, the Holders are the holders of all issued and outstanding stock of the Corporation on the date hereof;

WHEREAS, the Holders wish to guaranty certain rights with respect to the Corporation in connection with their holdings therein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Definitions. As used herein, the following terms have the following meanings:

"Major Holder"  - holder of 5% or more of the issued and outstanding share capital of the Corporation.

"Registration" - the registration for trade on any stock exchange, OTC system or bulletin board of the Company's issued share capital pursuant to any applicable securities laws and regulations, whether as part of an offering to the public or otherwise.

2.	Right of Refusal on Corporation Issuances- Preemptive Rights.

Until the consummation of a Registration, any stockholder will have the right to purchase its pro rata portion of any further issuance of New Securities (as hereinafter defined) by the Corporation pursuant to the provisions below.

2.1.
Subject to the foregoing provision, each Major Holder has rights of first refusal to purchase for its own account and not for resale, pro rata, all or any part of New Securities that the Corporation may, from time to time, propose to sell and issue. The Major Holder's pro rata share shall be the ratio of the number of shares of the Corporation's stock issued and outstanding then held by the Major Holder as of the date of the Rights Notice (as defined below), to the total number of shares of the Corporation's stock issued and outstanding on such date held by the Major Holders as of such date.

2.2.
"New Securities" shall mean any securities of any type whatsoever that are, or may become, convertible into said shares of the Corporation, except for: (i) securities issued by reason of a dividend, stock split, split-up or other stock distribution (ii) securities issued pursuant to the grant of securities or shares pursuant to a stock purchase or stock option plan approved by the Board of Directors of the Company ("Board"); (iii) any securities issued in an initial public offering of Corporation's shares.

2.3.
If the Corporation proposes to issue New Securities, it shall give the Stockholders written notice (the "Rights Notice") of its intention, describing the New Securities, the price, the general terms upon which the Corporation proposes to issue them and the number of shares that the Stockholder has the right to purchase under this Agreement.

2.4.
Each Stockholder shall have  Fourteen (14) days from delivery of the Rights Notice to agree to purchase up to the full amount of its pro rata share of such New Securities (the "Basic Amount") for the price and upon the general terms specified in the Rights Notice, by giving written notice to the Corporation setting forth the quantity of New Securities to be purchased and, if such Stockholder shall elect to purchase all of its Basic Amount, such additional portion of the New Securities as such Stockholder shall indicate it will purchase should other Stockholder subscribe for less than their pro rata portion of the New Securities (the "Under-subscription Amount"). Failure by a Stockholder to respond to the Rights Notice within such Fourteen (14) day period will be deemed an unconditional waiver of the right to participate in such issuance of New Securities.

2.5.
If the Basic Amounts subscribed for by all Major Holders are less than the total amount of the New Securities, then each Stockholder who has set forth Under-subscription Amounts in its notice of acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, all Under-subscription Amounts it has subscribed for; provided, however, that should the Under-subscription Amounts subscribed for exceed the difference between the New Securities and the Basic Amounts subscribed for (the "Available Under-subscription Amount"), each Major Holder who has subscribed for any Under-subscription Amount shall be entitled to purchase only that portion of the Available Under-subscription Amount as the Under-subscription Amount subscribed for by such Stockholder bears to the total Under-subscription Amounts subscribed for by all Major Holders, subject to rounding by the Board to the extent it reasonably deems necessary.

2.6.
If the Major Holders fail to exercise in full the right of first refusal set forth in this Section 2 within the period specified above, the Corporation shall have Ninety (90) days after delivery of the Rights Notice to sell the unsold New Securities at a price and upon general terms no more favorable to the purchasers thereof than specified in the Rights Notice. The Corporation and the Major Holders shall be obligated to consummate the purchase of such New Securities only to the aggregate extent set forth in the Rights Notices, and only if the Corporation consummates the sale of the balance of the offered New Securities not purchased by the participating Major Holders, pursuant to the terms described in such Rights Notice. If the Corporation has not sold the New Securities within said Ninety (90) day period, the Corporation shall not thereafter issue or sell any New Securities without first offering such securities to the Major Holders in the manner provided above.

2.7.	The aforesaid right to purchase the Under-subscription Amount may be waived by any or all Major Holders by an affirmative vote or a written consent.

3.	Right of Refusal on Dispositions by the Common Holders and a Right to Tag Along.

3.1.
Until completion of a Registration, if any of the Major Holders (each, a "Selling Stockholder"), wishes to sell, assign transfer or otherwise dispose of any or all shares owned by him pursuant to the terms of a bona fide offer received from a third party, he shall submit a written offer to sell such shares to the  other Major Holders, on terms and conditions, including price, not less favorable to them than those on which he proposes to sell such shares to such third party (the "Offer"). The Offer shall disclose the identity of the proposed purchaser or transferee, the shares proposed to be sold or transferred (all such shares being referred to as the "Offered Shares"), the agreed terms of the sale or transfer and any other material facts relating to the sale or transfer.

3.2.
The Major Holders shall have the right to purchase, on the same terms and conditions set forth in the Offer, his Pro Rata of the Offered Shares. For the purpose hereof "Pro Rata Portion" shall mean the aggregate Offered Shares multiplied by a fraction, the numerator of which is the number of shares of the Corporation then owned by such Major Holder and the denominator of which is the aggregate number of shares of the Corporation then held by all Major Holders.

3.3.
If a Major Holder does not wish to purchase his/her/its Pro Rata Fraction, then any other Major Holder who so elects shall have the right to purchase, on a pro rata basis with any other Major Holder who so elects any Pro Rata Fraction not purchased by an Major Holder. Each Major Holder shall act upon the Offer as soon as practicable after receipt of the Offer, and in all events within 60 days after receipt thereof ("Offer Period"). Each Major Holder shall have the right to accept the Offer as to all or part of his/her/its Pro Rata Fraction of the Offered Shares offered thereby. In the event that a Major Holder shall elect to purchase all or part of the Offered Shares covered by the Offer, said Major Holder shall individually communicate in writing such election to purchase to the Selling Stockholder who has made the Offer, which communication shall be delivered by hand, fax or mailed to the Selling Stockholder at the address set forth below and shall, when taken in conjunction with the Offer be deemed to constitute a valid, legally binding and enforceable agreement for the sale and purchase of the shares covered thereby.

3.4.
In the event that the Major Holders do not offer to purchase all of the Offered Shares pursuant to and within the Offered Period, such shares shall not be subject to the requirements of a prior offer and re-sale pursuant to this Section 8, and all of the Offered Shares may be sold by the Selling Stockholder at any time within 120 days after the expiration of the Offer. Any such sale shall be at not less than the price and upon other terms and conditions, if any, not more favorable to the purchaser than those specified in the Offer. Any sale of Offered Shares not sold within such 120 day period shall again be subject, following such period, to the requirements of a prior offer and re-sale pursuant to this Section 3.

3.5.
In lieu of its rights to purchase the Offered Shares as per the foregoing, each Major Shareholder shall have a right, by providing the Selling Shareholder with a written notice to that effect within 15 days from the date of the Offer, to participate in the sale by a Selling Shareholder and to sell on account of the Selling Shareholder and in its stead, an amount of shares out of the Offered Shares that corresponds to the ratio of holdings between the Selling Shareholder and the Major Shareholder.

4.	Permitted Transfers.

Notwithstanding any of the provisions of this Agreement, transfers of shares to Permitted Transferees are exempt from restrictions on transfer specified in Section 3.

"Permitted Transferee" shall mean:

(a)
With respect to an individual: (i) a parent, spouse, brother, sister, or child of the transferor (each, a "Family Member"); (ii) a company wholly owned by such individual or by such individual and a Family Member; (iii) such individual's beneficiary (in the event the individual holds the shares as a trustee), or to such individual's trustee (including the trustee of a voting trust) and the beneficiary of such a trustee; provided, that both the transferor and the transferee shall undertake in writing towards the Corporation and its stockholders to be bound, jointly and severally, by the undertakings and obligations of the transferor hereunder; and in the case of a transfer to a wholly owned company, also that such company shall remain a wholly owned company of the transferor at all times it holds shares in the Corporation;

(b)
With respect to an incorporated entity (whether a company or partnership) which is not a company to which shares have been transferred as a Permitted Transferee under subsection (a) above: any legal entity which controls, is controlled by, or is under common control with the transferor;

Provided however that no transfer shall be permitted pursuant to this Section 4 unless the transferee agrees in writing to be bound by all of the terms and conditions of this Agreement.

5.	Bring Along.

Until completion of a Registration, in the event that parties hereto that hold at least 75% of the outstanding share capital of the Corporation, accept an offer to sell all of their holdings in the Corporation to a third party purchaser (the "Purchaser") and such sale is conditioned upon the sale to the Purchaser of all remaining outstanding stock in the Corporation, then all the parties hereto shall be required to sell their stock in such transaction (and if requested by the Purchaser, also all of their other securities in the Corporation), on the same terms and conditions.

6.	Incorporation by Reference of Pre-Offering Agreement.

All of the provisions of the Pre-Offering Agreement entered into on June 24, 2009 between Microdel Ltd. and Baby Breath, and the Shareholders Agreement of July 2009 which are attached hereto as Exhibit A are incorporated by reference herein in its entirety (collectively the "Pre Offering Agreements"). Nothing in this Agreement shall derogate from the obligations and liabilities of Microdel to Baby Breath under the Pre Offering Agreements. Each of the Parties hereby undertakes to: (i) comply with the provisions of the Pre Offering Agreements; and (ii) take, execute and deliver, or cause to be executed and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be required for carrying out the intention of the transactions contemplated in the Pre Offering Agreements.

7.	Special Majority Issues.

Until the completion of the Registration, any of the following actions by the Corporation or Baby Breath shall require the approval of 65% of the members of the Board of Directors of Corporation, or where applicable, the affirmative vote of shareholders of Corporations that hold 65% of the issued and outstanding share capital of Corporation:

(a)	Changes in any of charter documents;

(b)	Increase of share capital;

(c)	Performing a split or reverse stock split of the share capital;

(d)	Liquidation, dissolution or winding up of the company, performance of a reorganization thereof or any similar action;

(e)	Any material change in the nature or character of the business conducted or proposed to be conducted;

(f)	Cessation of all or of a substantial part of the business;

(g)
Administering any changes to the share capital of the company or performing any action which changes the holdings of the shareholders of the company, including any issuance of shares, convertible securities or rights convertible or exercisable into shares;

(h)	Any resolutions in connection with fund raising for the company, provision of shareholders loans or shareholders guaranties and their terms;

(i)	Entering into investments or material joint ventures;

(j)	Provision by the company of any indemnification or guaranty for the liabilities of any person outside the ordinary course of business of the company;

(k)	Related party transaction;

(l)	Public offering;

(m)	Distribution of dividends;

(n)	Transactions not in the ordinary course of business;

(o)	The creation of any subsidiary or legal entity;

(p)	Creation of any pledge, or encumbrance over any of the assets except where required under law;

8.	The Bylaws. The Bylaws of the Corporation shall be those attached as Exhibit B hereto.

9.	Board Structure.

Until the consummation of a Registration, each of the following shareholders (each a "Designating Shareholders") shall have the right to designate members to the Board of Directors, with respect to each of the Designating Shareholders, as long as such Designating Shareholders holds (directly and/or through trustee, and collectively with such Designating Shareholders Permitted Transferees) at least 50% of the amount of shares of the Corporation held by it on the date hereof:

(a) Life Support Ltd.- may designate 1 (one) member to the Board;

(b) Ramport Finance Ltd. - may designate 1 (one) member to the Board;

(c) Assaf Halamish - may designate 1 (one) member to the Board;

(c) Microdel Ltd. – may designate 2 (two) members to the Board, and if its holdings are reduced as per the transfer of the Conditional Shares as per Section 10(a) below, then 1 (one) member to the Board as of such time; and

(d) 1 (one) member to the Board will be designated by consent of the other members of the Board and may be an industry expert.

Each of the parties shall vote all of its shares in Corporation in favor of those directors selected in accordance with the provisions of Section 9. No Seller shall vote any of its shares in Corporation in favor of the removal of a director nominated as per Section 9  above; provided, however, that upon the request of a Designating Shareholder to remove a director previously nominated by it, all parties hereto shall vote all of their shares in the Corporation (at any relevant meeting of stockholders or written action in lieu of a meeting of stockholders of the Corporation) in favor of: (i) the removal of such director and (ii) the election of any replacement director as may be nominated as provided in this Section 9.

10.	Certain Provisions of the Pre Offering Agreement.

In this section, unless defined otherwise, all capitalized terms shall have the meaning ascribed thereto in the Pre Offering Agreement (the Hebrew version thereof will govern over the English version thereof).

a)
If the Offering is successful then the Conditional Shares held by the Trustee shall be released to Microdel. If the Offering fails then the Trustee shall transfer the Conditional Shares to the Current Shareholders in exchange for NIS 0.01 per share, in accordance with pro rata portion of each Current Shareholder out of the total shares held by the Current Shareholders.

b)
During the period until the Final Date, in any case where a vote is needed by virtue of the Conditional Shares at a general meeting of shareholders, the Trustee shall vote by virtue thereof provided the Conditional Shares are held by him, in accordance with a document signed by holders of majority of the shares held by the Current Shareholders, ("Voting Order"), and the Parties hereby irrevocably instruct the Trustee to vote by virtue of the Conditional Shares in accordance with the Voting Order that shall be given as stated.

c)
During the interim period, and provided the Conditional Shares as held by the Trustee shall not endow him the right to appoint a director to the Company’s board of directors.  Only after the Conditional Shares have been transferred to Microdel (following the Success of the Offering) or to the Current Shareholders (following the Failure of the Offering) as relevant, shall the holders of the Conditional Shares enjoy all of the rights endowed to those shareholders according to the Corporation's charter documents.

d)
If not all items comprising of the "Success of the Offering" are completed by February 1, 2010 then shareholders of the Corporation that hold a majority of the Corporation's outstanding share capital out of the shares held by the following shareholders: Dr. Israel Amirav, Prof. David Grusher, Assaf Halamish, GAPI Granot Development Enterprises Ltd., Prof. Michaelis Neuhouse, Life Support Ltd., Ramport Finance Ltd. and A.M. Maagal – Marketing & Business Development Ltd, may, by an affirmative vote, cause for:

(i)
the Corporation to acquire for no consideration all of the Issued Shares held by the Sellers (as such terms are defined in the Stock Purchase and Sale Agreement of September 7, 2009 between the Corporation, each of the parties hereto and Baby's Breath Ltd. (the "Acquisition Agreement") in return for the Sellers receiving, each its respective amount of the Baby's Shares, for no consideration all of Baby's Shares (as defined in the Acquisition Agreement);

(ii)
For all other shareholders of the Corporation to sell their holdings in the Corporation to the Corporation in consideration for the issuance of shares in Baby's Breath at an amount of shares which shall bring each such shareholder to hold in Baby's Birth the same percentage of holdings held by them in the Corporation immediately prior thereto.

e)
If not all items comprising of the "Success of the Offering" are completed by February 1, 2010 then GAPI Granot Development Enterprise Ltd. shall have the right to appoint one member to the Board of Directors of the Corporation.

11.	Certain Provisions of the Pre Offering Agreement.

In this section, unless defined otherwise, all capitalized terms shall have the meaning ascribed thereto in the Pre Offering Agreement (the Hebrew version thereof will govern over the English version thereof).

Each of the Current Shareholders hereby undertakes towards the Incubator that so long as there is a restriction (under law or under the Israeli Tax Ruling) on the number of shares in the Corporation that can be either: (i) registered for trade as part of the registration so that not all of the shares of the Current Shareholders can be registered for trade, or (ii) sold, then the Current Shareholders shall waive their right to register their relative portion of their shares in Corporation for trading, or their right to sell their respective holdings, as applicable, and will allow the Incubator to register all of its shares in the Corporation, or sell its holdings in the Corporation, as applicable, before the registration or sale (as applicable) by any of them of any of their respective holdings therein. The rights of the Incubator may be assigned to a third party together with the transfer to such party of Incubator's shares in the Corporation. The aforementioned right shall become void in the case of a sale by Incubator of the shares after the Registration.

12.	Miscellaneous.

12.1.
Termination of this Agreement. Except for the provisions of Sections 6 and 11 above, which will remain in effect, this Agreement shall automatically terminate without any further force and effect immediately after the completion of a Registration.

12.2.
Further Assurances. From and after the date of this Agreement, upon the request of any Holders the Corporation shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the stocks issued hereunder.

12.3.
Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Maryland, without regard to the conflict of laws provisions thereof.  Any dispute arising under or in relation to this Agreement shall, be resolved exclusively in the competent state and federal courts located in the State of Delaware, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such courts.

12.4.
Successors and Assigns; Assignment. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred without the prior consent in writing of each party to this Agreement, with the exception of (i) assignments by any Holder to Permitted Transferees thereof; provided, however, that that no such assignment or transfer shall become effective unless each such transferee has provided the Corporation with a confirmation in writing that it is bound by all terms and conditions of this Agreement as if it were an original party to it. This Agreement is not intended to and shall not confer upon any other person any rights or remedies hereunder.

Notices, etc. All notices to the parties shall be made in accordance with the provisions of the Corporation's charter documents.

12.5.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. Signatures by facsimile or signatures which have been scanned and transmitted by electronic mail shall be deemed valid and binding for all purposes

12.6.
Additional Parties. Joinder Agreement. Except if approved otherwise on a case-by-case basis by the Board, each future holder of Common Stock (including employees, consultants and any other optionees under any stock option plan, compensation plan or the like), shall be required, as a condition precedent to the issuance of any shares thereto, to undertake in writing, by way of execution of a joinder agreement in the form reasonably acceptable to the Board, to comply with the provisions of this Agreement. Upon execution and delivery of the Joinder Agreement by such future holder it shall be deemed a party to this Agreement for any and all purposes.

IN WITNESS WHEREOF the parties have signed this Stockholders Rights Agreement as of the date first hereinabove set forth.

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Signature Page for Stockholders Rights Agreement

New Air, Inc.	Life Support Ltd.

/s/ Lior Carmeli	/s/
Lior Carmeli	Name
Title: CEO	Title

/s/ Prof. David Grusher	/s/ Assaf Halamish
Prof. David Grusher	Assaf Halamish

GAPI Granot Development Enterprises Ltd.	A.M. Maagal – Marketing & Business Development Ltd.

/s/	/s/
Name	Name
Title	Title

Microdel Ltd.	Ramport Finance Ltd.

/s/	/s/
Name	Name
Title	Title

/s/ Prof. Michaelis Neuhouse	/s/ Dr. Israel Amirav
Prof. Michaelis Neuhouse	Dr. Israel Amirav

/s/ Orni Elad	/s/ Boaz Gruener
Orni Elad	Boaz Gruener

/s/ Yaniv Shekel in Trust for Microdel Ltd.
Yaniv Shekel in Trust for Microdel Ltd.

Schedule 1

The Stockholders of the Corporation

Dr. Israel Amirav

Prof. David Grusher

Assaf Halamish

GAPI Granot Development Enterprises Ltd.

Prof. Michaelis Neuhouse

Life Support Ltd.

Ramport Finance Ltd.

A.M. Maagal – Marketing & Business Development Ltd.

Microdel Ltd.

Orni Elad

Boaz Gruener

Yaniv Shekel in Trust for Microdel Ltd.

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